UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549 FORM 8‑K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 28, 2015
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant’s Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On October 28, 2015, TOR Minerals International, Inc. (the “Company”), announced its financial results for the third quarter ended September 30, 2015.  Highlights for the third quarter of 2015 as compared to the third quarter of 2014 include:

  3Q15 revenue decreased 21 percent to $9.0 million
  3Q15 net loss of ($121,000) versus 3Q14 net income of $296,000
  3Q15 diluted loss per share of ($0.04) versus 3Q14 earnings per share of $0.09
  Book value was $10.79 per share at 9/30/15

Revenue by Product Group (in 000's)	3Q15	3Q14	% Change
Specialty Aluminas	$4,305	$5,200	-17%
Barium Sulfate and Other Products	2,210	2,477	-11%
TiO2 Pigments	2,473	3,640	-32%
Total	$8,988	$11,317	-21%

During the third quarter ended September 30, 2015, net sales were $9.0 million, a 21 percent decrease compared to the same period a year ago and ten percent decrease sequentially from the second quarter of 2015.  The effect of foreign currency translation was responsible for approximately 20 to 30 percent of the decrease in each of the three products groups. The decrease in specialty alumina sales was primarily due to lower unit volumes from a large customer, which was only partially offset by increased volumes in Europe and increase volumes of the Company’s Haltex/ Optiload products.  The decrease in TiO2 pigments sales was primarily due to lower unit volumes from continued weakness in the global TiO2 market, as well as aggressive pricing pressure from producers of white TiO2 in China and other producers.

During the third quarter of 2015, gross margin was 12.4 percent of sales, versus 13.3 percent during the same period last year, and 9.6 percent during the second quarter of 2015.  The year-over-year decrease in gross margin was primarily related to lower levels of plant utilization, lower average selling prices and lower unit volumes. The sequential improvement in gross margin was primarily related to a lower average unit production costs.  Operating expenses decreased ten percent to $1.0 million, primarily related to a decrease in staffing levels and selling expenses.  Third quarter net loss was ($121,000), or ($0.04) per diluted share, as compared to a net income of $296,000, or $0.09 per share, during the same period a year ago.

“Due to the strategic moves we have made to diversify our revenue base, position the company for growth, lower our cost structure and improve returns, we are better positioned to weather the headwinds that have resulted in disappointing financial comparisons this year, and remain optimistic about our business for the next several years,” commented Dr. Olaf Karasch, Chief Executive Officer. “We expect our specialty alumina and barium sulfate business to resume volume growth from current levels and we remain optimistic about the outlook for these categories for the next several years.  To meet anticipated demand for existing and new specialty alumina applications, we are currently in the process of expanding our production capacity.  Growth in other areas of our business has diversified our revenue base and resulted in our TiO2 business having less impact on our overall results.  In addition, by significantly lowering our cost structure and inventory requirements, we are better positioned to generate positive contribution from our TiO2 business despite difficult market conditions that are likely to persist for the next several years. Overall, we intend to drive improvement in returns with faster inventory turnover and lower production costs, while refocusing investment in areas that can provide opportunities for significant growth and contribute attractive returns.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on October 28, 2015, to further discuss third quarter results. The call will be simultaneously webcast, and can be accessed via the Investor section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13622407.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated October 28, 2015 announcing the Company’s third quarter 2015 financial results

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: November 3, 2015	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 28, 2015 announcing the Company’s third quarter 2015 financial results